THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES COMMISSIONER OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. EXCEPT AS SET FORTH IN SECTION 14 OF THIS NOTE, NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

U.S. $1,495,280.89	September 8, 2006

For value received, Patient Safety Technologies, Inc., a Delaware corporation (the “Company”), promises to pay to the order of Steven J. Caspi, an individual (including his heirs, successors and assigns hereunder, the “Holder”), the principal sum of One Million Four Hundred Ninety Five Thousand Two Hundred Eighty and 89/100 U.S. Dollars (U.S. $1,495,280.89) (the “Loan”), together with all accrued and unpaid interest thereon, on or before the date such payment is required under this Note. This Note is issued pursuant to that certain Secured Convertible Note and Warrant Purchase Agreement dated as of September 8, 2006 (as amended, modified, supplemented or restated from time to time, the “Purchase Agreement”) between the Company and the Holder. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Purchase Agreement.

The following is a statement of the rights of the holder of this Note and the conditions to which this Note is subject, and to which the holder hereof, by the acceptance of this Note, agrees:

1. Interest.

(a) Interest shall accrue from the date the Loan is advanced until the Loan is repaid in full on the unpaid principal amount from time to time at a rate equal to twelve percent (12.0%) per annum and shall be payable quarterly, commencing December 8, 2006 and continuing until maturity or until this Note is repaid in full, whichever shall first occur, except as described in Section 19 of this Note. At the option of the Company, interest may be paid either in cash or in registered or non-registered common stock of the Company. If paid in common stock, the price per share for conversion purposes shall be equal to eighty percent (80%) of the Value Weighted Average Price determined for the five (5) days immediately prior to the date the interest payment was due.

(b) Notwithstanding anything to the contrary contained in this Note, in no event shall the Company be required to pay interest on the principal amount outstanding under this Note at a rate in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the outstanding principal balance under this Note under the laws of the State of California (the “Maximum Lawful Rate”), and if the effective rate of interest which would otherwise be payable under this Note would exceed the Maximum Lawful Rate, or if the Holder shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Note to a rate in excess of the Maximum Lawful Rate, then: (i) the amount of interest which would otherwise be payable under this Note shall be reduced to the Maximum Lawful Rate, and (ii) any interest paid by the Company in excess of the Maximum Lawful Rate shall, at the option of the Holder, be either refunded to the Company or credited against the principal of this Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Holder that are made for the purpose of determining whether such rate exceeds the Maximum Lawful Rate shall be made, to the extent permitted by the applicable law (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period the Loan is outstanding all interest at any time contracted for, charged or received by the Holder.

(c) After the occurrence and during the continuance of any Event of Default (as defined below) hereunder, interest shall accrue on the unpaid principal amount and any interest that has not been paid when due at a rate equal to six percent (6.0%) per annum above the rate otherwise provided in Section 1(a), i.e., at eighteen percent (18%) per annum (the “Default Rate”). If any interest is not paid when due it shall accrue and be added to principal as of the first business day of each month.

2. Maturity. Principal and any accrued but unpaid interest under this Note shall be due and payable upon the earlier of (a) March 31, 2008, and (b) the occurrence of an Event of Default (as defined below).

3. Change in Control. In the event of a change in control transaction (defined as a third party acquiring greater than 50% of the voting rights in the Company in one or a series of related transactions), the Holder may elect to have this loan redeemed by the Company at 100% of the outstanding principal plus all accrued interest. The Company shall satisfy the redemption request in cash or common shares at the Company’s option.

4. Conversion.

(a) Investment by the Holder. All or any portion of the principal amount of and accrued interest on this Note shall, at the Holder’s option, be converted into shares of the Company’s common stock, $.33 par value (the “Common Stock”). The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the portion of the amount owing under this Note to be converted plus (if so elected by the Holder) accrued interest by (ii) $1.25 (the “Conversion Price”), rounded to the nearest whole share, as adjusted pursuant to Section 5. The Holder shall give the Company two business days notice of conversion of this Note in whole or in part except where greater notice is required under the terms of this Note. Interest on this Note shall cease to accrue with respect to any portion of the Note that is converted into Common Stock on the date that such Common Stock is issued and delivered to the Holder. If and when the Company elects to take a direct equity investment into SurgiCount Medical, Inc., a California corporation (“SurgiCount”), Holder shall be entitled to convert any portion of the principal amount of or accrued interest on this Note to common stock of SurgiCount on the same terms as those provided in such direct equity financing.

(b) Mechanics and Effect of Conversion. No fractional shares of Common Stock (or SurgiCount common stock, if applicable) will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 4, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. If only a portion of the sums due under this Note is converted at any given time, the Holder shall issue a receipt for the shares and cash received. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for such cash amounts payable as described herein. Upon full and total conversion of all sums due under this Note, the Company will be released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, and the Holder shall release his security interest in all of the Collateral.

(c) Payment of Interest. Upon conversion of the principal amount of this Note into Common Stock, any interest accrued on this Note that is not converted by reason of Section 4(a) shall be immediately paid to the Holder in cash.

(d) Limitations on Conversion. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock of the Company that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock of the Company then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock of the Company (including for such purpose the shares of Common Stock of the Company issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this Section 4(d) may be waived by the Holder, at the election of the Holder, upon not less than 61 days’ prior notice to the Company, and the provisions of this Section 4(d) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The provisions of this Section 4(d) shall not apply if the Holder converts to shares of SurgiCount, unless at such time SurgiCount has become a public company.

5. Certain Conversion Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 5.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)  Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(c) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 5, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Note and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price, describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver a copy of each such certificate to the Holder.

6. Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock of the Company is then listed or traded, in no event shall the Company issue upon conversion of or otherwise pursuant to this Note and upon exercise of or otherwise pursuant to the Warrant issued pursuant to the Purchase Agreement more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal securities market on which the Common Stock of the Company is then traded (the “Maximum Share Amount”), which the parties agree is, as of the Closing, 19.99% of the total shares of Common Stock of the Company outstanding. In the event that the sum of (x) the aggregate number of shares of Common Stock of the Company that remain issuable upon conversion of Note and upon exercise of the Warrant issued pursuant to the Purchase Agreement, plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of this Note and exercise of the Warrant, represents at least one hundred percent (100%) of the Maximum Share Amount (the “Triggering Event”), the Company will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event. As used herein, “Stockholder Approval” means approval by the shareholders of the Company to authorize the issuance of the full number of shares of Common Stock of the Company that would be issuable upon full conversion of this Note to Common Stock of the Company and upon full exercise of the Warrant but for the Maximum Share Amount. The provisions of this Section 6 shall not apply if the Holder converts to shares of SurgiCount, unless at such time SurgiCount has become a public company.

7. Payment. All cash payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. This Note may be prepaid in whole or in part at any time without premium or penalty, upon thirty (30) Business Days’ prior written notice to the Holder, during which period the Holder shall be entitled to exercise its conversion rights under Section 4 of this Note with respect to all or any portion of the obligations under this Note, as the Holder determines in its sole discretion. Not more than five (5) business days after the Company is notified by the Holder hereof of the election of the Holder in connection with such prepayment of this Note, to effect conversion of this Note or to receive repayment in cash, or any combination of the foregoing, the Company shall issue such Common Stock and/or repay the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, and shall pay all other obligations of the Company hereunder.

8. Affirmative Covenants. The Company agrees that, as long as any obligations under this Note remain unpaid, it shall:

(a) as soon as practicable after the end of each calendar quarter (and in any event within forty-five (45) days), deliver to the Holder a quarterly income statement and balance sheet, prepared in accordance with generally accepted accounting principles, consistently applied (subject to year-end adjustment); provided, however, that timely filing of a Form 10-Q by the Company with the SEC shall satisfy the requirements of this Section 8(a);

(b) as soon as practicable after the end of each fiscal year of the Company (and in any event within (90) days), deliver to the Holder financial statements for such fiscal year, including income statements, balance sheets, and statements of cash flow for the Company setting forth in comparative form the corresponding figures for the preceding fiscal year; provided, however, that timely filing of a Form 10-K by the Company with the SEC shall satisfy the requirements of this Section 8(b);

(c) maintain its existence and, except where any such action or failure to act could not reasonably be expected to have a Material Adverse Effect, maintain all material rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all contractual obligations and requirements of law, including, without limitation, all applicable environmental laws;

(d) pay or arrange for the payment of all taxes (including stamp taxes), duties, fees or other governmental charges, except any such tax, duty, fee or other charge being contested in good faith and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles;

(e) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which the Company operates, and upon request of the Holder, name the Holder as an additional insured and loss payee on all such insurance policies relating to the Collateral; provided that if the Holder receives proceeds of insurance, unless (i) an Event of Default, or an event which with the passage of time or the giving of notice could become an Event of Default, has occurred and is continuing, or (ii) the insurance proceeds were paid in connection with a material loss in value of the Collateral, then the Holder shall remit such insurance proceeds to the Company to be used for the repair or replacement of the insured property, or as otherwise agreed by the Company and the Holder;

(f) promptly give written notice to the Holder of:

(i) the occurrence of any Event of Default or any event which, with the giving of any notice or the passage of time or both, could constitute an Event of Default (any such event, a “Default”);

(ii) any litigation or proceeding brought against or affecting the Company in which the amount in controversy exceeds $100,000.00; and

(iii) any material adverse change in the business, operations, property or financial or other condition of the Company (a “Material Adverse Change”);

(g) in the event that the Company sells, transfers or assigns any of its Common Stock for a price below $1.25 per share, then the Conversion Price set forth in Section 4(a) of this Note shall be deemed lowered to such price; and

(h) the Company shall file all necessary documents and pay all fees to register the Common Stock as may be required in connection with the terms of this Note.

9. Negative Covenants. The Company agrees that, as long as any obligations under this Note remain unpaid, it shall not, directly or indirectly, unless it has obtained the prior written consent of the Holder:

(a) change the accounting policies or principles on which its financial statements are prepared or presented other than changes approved by the Board of Directors of the Company;

(b) amend or suffer the amendment of the Company’s Restated Certificate or Bylaws if such amendments will have a material adverse effect on the Holder’s rights hereunder or under the Purchase Agreement; or

(c) call or otherwise amend or modify the rights of the Holder hereunder.

10. Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”):

(a) the Company shall fail to pay any amount due under this Note on or before the due date; or

(b) any representation or warranty made by the Company in the Purchase Agreement or any other Loan Document shall be inaccurate in any material respect when given or made; or

(c) the Company shall fail to observe or perform in any material respect any of the other terms or provisions of this Note or of any other Loan Document and such failure shall continue for a period of thirty (30) days after the Company has been notified of such failure or, if the failure is such that it cannot be cured within such period of time, such longer period of time as may be necessary (but not to exceed thirty (30) additional days) for the Company to cure such failure, provided that the Company diligently pursues such cure to completion; or

(d) an “Event of Default” under and as defined in the Purchase Agreement or any other Loan Document; or

(e) (i) the Company shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) commence any case, proceeding or other action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (C) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

THEN, automatically upon the occurrence of an Event of Default under clause (e) of this Section 10 and, in all other cases, at the option of the Holder, in each case without notice to or demand upon the Company or any other party, the entire principal balance hereof together with all accrued and unpaid interest thereon shall become due and payable pursuant to the terms of Section 10(c) above, except as described in Section 19 of this Note.

11. Costs and Expenses. The Company agrees to pay all reasonable costs and expenses (including fees and disbursements of counsel): (a) of the Holder incident to the preparation, negotiation, arrangement, closing, waiver to, amendment or modification of, and administration of this Note, the Purchase Agreement and the other Loan Documents (including, without limitation, all filing and recording fees), and the protection of the rights of the Holder thereunder, and (b) of the Holder incident to the enforcement of payment of the Obligations, whether or not any action or proceeding is commenced, before as well as after judgment including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the obligations. The obligations of the Company under this Section 11 shall be effective and enforceable whether or not any Loan is made hereunder and shall survive payment of all other obligations.

12. Acceptance of Past Due Payments and Indulgences Not Waivers. None of the provisions hereof and none of the Holder’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by the Holder’s acceptance of any past due installments or by any indulgence granted by the Holder to the Company.

13. Waivers by the Company; No Setoffs or Counterclaims.  The Company and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, protest and notice thereof or of dishonor, and agree that they shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Note granted by the Holder, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the Holder to exercise any rights under this Note. The Company hereby waives the right to plead any and all statutes of limitation as a defense to a demand hereunder to the full extent permitted by law. All payments required by this Note shall be made without setoff or counterclaim.

14. Transfer; Successors and Assigns. The Company may not assign its rights or obligations under this Note without the prior written consent of the Holder and any such purported assignment by the Company without obtaining the prior written consent of the Holder shall be void ab initio. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except that, and notwithstanding the requirement for an opinion of counsel in the legend at the beginning of this Note, the Holder may transfer, assign, or pledge this Note to an affiliate without prior written consent of the Company and without delivering such an opinion of counsel to the Company, provided that, in the event of such transfer, assignment, or pledge, the Holder shall remain liable, along with the transferee, for performance of the Holder’s obligations under this Note. For purposes of this Note, an “affiliate” shall mean an entity that the Holder controls (with “control” meaning ownership of more than fifty percent (50%) of the voting stock of the entity or, in the case of a noncorporate entity, an equivalent interest). Subject to the preceding sentences of this Section 14, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

15. Governing Law; Jurisdiction. This Note and all acts and transactions pursuant hereto and the rights, remedies, powers and duties of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of laws. The Company and the Holder each further consent to service of process in any litigation relating to this Note or any other Loan Document by written notice given in accordance with Section 17. For purposes of any dispute or controversy arising under this Note or the transactions contemplated herein, the Company and the Holder also mutually consent to the jurisdiction of the courts of the State of California, and the federal district court, Southern District of California, and agree that any and all process directed to either of them in any such litigation may be served outside the State of California with the same force and effect as if service had been made within the State of California.

16. Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS NOTE. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

17. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), as follows:

(i)	if to the Company:

Patient Safety Technologies, Inc.
1800 Century Park East, Suite 200
Los Angeles, CA 90067
Attn: Lynne Silverstein, President

(ii)	if to the Holder:

Steven J. Caspi
3010 Westchester Avenue
Purchase, NY 10577

with a copy to:

Alan H. Rothschild, Esq.
Rothschild & Pearl, LLP
245 Main Street, Suite 330
White Plains, NY 10601

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder.

18. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 18 shall be binding upon the Company, the Holder and each transferee of the Note.

19. Collateral. This Note is secured by certain assets (tangible and intangible) of the Company in accordance with: (a) that certain Pledge Agreement of even date herewith (the “Pledge Agreement”) between the Company and the Holder, (b) a Mortgage relating to certain real property located in Heber Springs (Cleburne County), Arkansas, (c) a Deed of Trust relating to certain real property located in Springfield (Robertson County), Tennessee, (d) a Mortgage relating to certain real property located in Trussville and Birmingham (Jefferson County), Alabama, and (e) a Mortgage relating to certain real property in Tuscaloosa (Tuscaloosa County), Alabama. In the event of a sale of any of the assets under the Pledge Agreement, or any of the foregoing real property or the car wash located on the Birmingham property (together, the “Collateral”), and provided the Holder consents to release his lien from under any of the Collateral being sold, then the proceeds of such sale shall be placed in an escrow account at a bank of Holder’s choice. Said escrow account shall be subject to the Pledge Agreement (to the extent of the assets pledged under the Pledge Agreement), with the maximum amount to be deposited in such account to not exceed $1,495,280.89 plus accrued and unpaid interest (the “Maximum Amount.”) Amounts shall accrue in said account until they reach the Maximum Amount, and in the case of a sale that causes the Maximum Amount to be exceeded, such excess amount shall be held in the account and applied to future funding of the account until the Maximum Amount is again reached, as further described in this Section 19. At such time as the Maximum Amount is initially reached, the Holder shall have up to thirty (30) days from said date to determine whether or not to convert the said Maximum Amount to Common Stock, at the Conversion Price. During said thirty (30) day period, interest shall cease to accrue on all amounts in said account. If at the end of the thirty (30) days the Holder has not given the escrow agent notification that he intends to convert, the Note shall remain in place and the escrow agent (who shall be designated by the Holder) shall pay the proceeds from the sale of the assets, up to the full principal amount of $1,495,280.89, over to the Company to use as it sees fit, and shall hold in the account any accrued interest unless or until the Holder has made a written demand for payment to him of same at such time escrow agent may pay Holder said interest, all without further authorization by any party, and the Holder shall lose his right to convert the funds in the account. If, on the other hand, the Holder has elected to convert, the escrow agent, upon receipt of written confirmation from the parties that the Common Stock in the conversion has been issued to the Holder, shall pay to the Company a sum equal to the value of the Common Stock at the Conversion Price, with any excess being paid to the Holder, each without further notification. At such time as any sales of the Collateral result in amounts being deposited into the escrow account after the Maximum Amount has already been reached, interest on the principal indebtedness shall continue to accrue until such time as the Maximum Amount is again reached. At such time as the Maximum Amount is again reached, interest shall cease to accrue and the Holder shall have fifteen (15) days to decide whether to a) release the funds to the Company, or b) convert to Common Stock. If at the end of the fifteen (15) days the escrow agent has not received notification that Holder intends to convert, the escrow agent shall release the principal amount to the Company without further authorization, the Note shall continue to remain in place, and the Holder shall again have lost his right to convert the funds in the account. The Company agrees that the Holder may accept additional or substitute security for this Note, or release any security or any party liable for this Note, all without notice to the Company and without affecting the liability of the Company hereunder.

20. Guaranty. The obligations under this Note are guaranteed by Milton “Todd” Ault, III and by Louis Glazer, M.D. (the “Guarantors”), each pursuant to a Guaranty dated as of even date herewith. The Company agrees that the Holder may release the Guarantors or accept security from the Guarantors for all or any portion of the Obligations with ten (10) days’ notice to the Company and without affecting the liability of the Company hereunder.

21. Registration Rights. The Company agrees that if, at any time, and from time to time after the date hereof, the Board of Directors of the Company (the “Board”) shall authorize the filing of a registration statement under the Securities Act (other than a registration statement on Form S-8, Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, the Company shall: (A) promptly notify the Subscriber that such registration statement will be filed and that the Shares then held by the Subscriber will be included in such registration statement; (B) cause such registration statement to cover all of such Shares issued to the Subscriber; (C) use best efforts to cause such registration statement to become effective as soon as practicable; and (D) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Shares that have been issued to such holder to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for such holder to promptly effect the proposed sale or other disposition. Notwithstanding any other provision of this Section 21, the Company may at any time, abandon or delay any registration commenced by the Company. In the event of such abandonment by the Company, the Company shall not be required to continue registration of the Shares and the Subscriber shall retain the right to request inclusion of shares as set forth above.

[Signatures on next page]

The parties have executed this Secured Convertible Promissory Note as of the date first written above.

COMPANY:

PATIENT SAFETY TECHNOLOGIES, INC.

By:
Name:
Title:

Address:	Patient Safety Technologies, Inc.
1800 Century Park East, Suite 200
Los Angeles, CA 90067

AGREED TO AND ACCEPTED:

By:
Name: Steven J. Caspi

SIGNATURE PAGE TO PATIENT SAFETY TECHNOLOGIES, INC.
SECURED CONVERTIBLE PROMISSORY NOTE